Exhibit (h)(29)

DBX ETFs

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of January , 2022, between each Acquiring Fund(s) listed on Schedule A, severally and not jointly (each, an "Acquiring Fund"), and each Acquired Fund(s) listed on Schedule B, severally and not jointly (each, an "Acquired Fund" and together with the Acquiring Fund(s), the "Funds"), and shall become effective on January 19, 2022.

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission ("SEC") as an investment company under the Investment Company Act of 1940, as amended, (the "1940 Act");

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

 WHEREAS, Rule 12d1-4 under the 1940 Act (the "Rule") permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.

1.	TERMS OF INVESTMENT

(a)   In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund's investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows solely with respect to an investment by such Acquiring Fund in an Acquired Fund that exceeds the limits in Section 12(d)(1)(A)(i) of the 1940 Act in reliance on the Rule:

(i)     In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund's registration statement, as amended from time to time, and Rule 6c-11 under the 1940 Act, the Acquired Fund may honor any redemption request partially or wholly in-kind.

(ii)     Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investment in the Acquired Fund. The Acquired Fund acknowledges and agrees that any information provided pursuant to the foregoing is not a commitment to purchase and constitutes an estimate that may differ materially from the amount, timing and manner in which a purchase order is submitted, if any.

(b)   In order to assist the Acquiring Fund's investment adviser or sub-adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund and its adviser (and if applicable, sub-adviser) with publicly available information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund to comply with the terms and conditions of the Rule.

2.	REPRESENTATIONS OF THE ACQUIRED FUNDS.

(a)   In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) in reliance on the Rule, the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement. In addition, each Acquired Fund agrees to treat any information provided by an Acquiring Fund under Section 1 of this Agreement confidentially and to use such information only for purposes set forth in this Agreement.

3.	REPRESENTATIONS OF THE ACQUIRING FUNDS.

(a)   In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) in reliance on the Rule, the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to materially comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.	NOTICES

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail or electronic mail to the address for each party specified below, which address may be changed from time to time by written notice to the other party.

If to the Acquiring Fund:	If to the Acquired Fund:
Caroline Kraus Secretary c/o Goldman Sachs Funds 200 West Street, 15th Floor New York, NY 10282 Email: caroline.kraus@gs.com	Frank Gecsedi Chief Compliance Officer – DBX ETF Trust DWS Investment Management Americas 875 Third Avenue New York, NY 10022 Email: frank.gecsedi@db.com

With a copy to: Goldman Sachs Asset Management, L.P. Attn: Legal Department 200 West Street, 15th Floor New York, NY 10282 Email: gs-section-12d1- notices@ny.email.gs.com	With a copy to: John Millette Secretary - DBX ETF Trust DWS Investment Management Americas 100 Summer Street, 8th Floor Boston, MA 02110 Email: john.millette@db.com

5.	TERM AND TERMINATION; ASSIGNMENT; AMENDMENT

(a)  This Agreement shall be effective for the duration of the Acquired Funds' and the Acquiring Funds' reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 5(b).

(b) This Agreement shall continue until terminated in writing by either party upon sixty (60) days' notice to the other party. Upon termination of this Agreement, an Acquiring Fund may not purchase additional shares of an Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)   This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such permitted third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party.

(d)   Except as otherwise provided in this Agreement, the Agreement may be amended only by a writing that is signed by each affected party.

(e)   In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that are involved in the matter in controversy and not to any other series of the Acquiring Funds.

(f)  In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that are involved in the matter in controversy and not to any other series of the Acquired Funds.

6.	MISCELLANEOUS

(a)   Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

(b)   Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(c)   Addition or Removal of Acquiring and Acquired Funds. In the event that either party to this Agreement wishes to include one or more additional series or registrants on Schedules A or B, or remove one or more series or registrants from eligibility for purchase by adding the series to Schedule C, the relevant party shall notify the other party in writing, and, if the other party agrees in writing, the appropriate Schedule shall be amended accordingly and, in the case of series added to Schedule A or B, such series shall become an Acquiring Fund or Acquired Fund, as appropriate, under this Agreement.

(d)   Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

(e)   Choice of Law. This Agreement shall be construed in accordance with the laws of the State of New York without regard to choice of law principles.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DBX ETF Trust, on behalf of each of its series listed on Schedule B, severally and not jointly

/s/ Freddi Klassen

Name:  Freddi Klassen

Title:     President and Chief Executive Officer

Goldman Sachs Trust
Goldman Sachs Variable Insurance Trust
Goldman Sachs Trust II
Goldman Sachs ETF Trust
Goldman Sachs ETF Trust II
Goldman Sachs MLP and Energy Renaissance Fund

Goldman Sachs Real Estate Diversified Income Fund,

each on behalf of each of its existing and future series listed on Schedule A, severally and not jointly

/s/ Joseph DiMaria

Name: Joseph DiMaria
Title: Treasurer

SCHEDULE A

Acquiring Funds

The current and future series of the following registrants:

Goldman Sachs Trust

Goldman Sachs Variable Insurance Trust

Goldman Sachs Trust II

Goldman Sachs ETF Trust

Goldman Sachs ETF Trust II

Goldman Sachs MLP and Energy Renaissance Fund

Goldman Sachs Real Estate Diversified Income Fund

SCHEDULE B

Acquired Funds

DBX ETF Trust

Xtrackers Harvest CSI 300 China A-Shares ETF

Xtrackers Harvest CSI 500 China A-Shares Small Cap ETF

Xtrackers MSCI China A Inclusion Equity ETF

Xtrackers MSCI All World ex US Hedged Equity ETF

Xtrackers MSCI EAFE Hedged Equity ETF

Xtrackers MSCI Emerging Markets Hedged Equity ETF

Xtrackers MSCI Europe Hedged Equity ETF

Xtrackers MSCI Eurozone Hedged Equity ETF

Xtrackers MSCI Germany Hedged Equity ETF

Xtrackers MSCI Japan Hedged Equity ETF

Xtrackers FTSE Developed ex US Multifactor ETF

Xtrackers Russell US Multifactor ETF

Xtrackers MSCI EAFE ESG Leaders Equity ETF

Xtrackers Emerging Markets Carbon Reduction and Climate Improvers ETF

Xtrackers MSCI Emerging Markets ESG Leaders Equity ETF

Xtrackers Bloomberg US Investment Grade Corporate ESG ETF

Xtrackers J.P. Morgan ESG Emerging Markets Sovereign ETF

Xtrackers J.P. Morgan ESG USD High Yield Corporate Bond ETF

Xtrackers Eurozone Equity ETF

Xtrackers International Real Estate ETF

Xtrackers MSCI All World ex US High Dividend Yield Equity ETF

Xtrackers MSCI EAFE High Dividend Yield Equity ETF

Xtrackers Low Beta High Yield Bond ETF

Xtrackers USD High Yield Corporate Bond ETF

Xtrackers High Beta High Yield Bond ETF

Xtrackers Japan JPX-Nikkei 400 Equity ETF

Xtrackers MSCI Kokusai Equity ETF

Xtrackers S&P MidCap 400 ESG ETF

Xtrackers Russell 1000 US Quality at a Reasonable Price ETF

Xtrackers Municipal Infrastructure Revenue Bond ETF

Xtrackers Short Duration High Yield Bond ETF

Xtrackers S&P SmallCap 600 ESG ETF

Xtrackers S&P 500 ESG ETF

Xtrackers MSCI USA ESG Leaders Equity ETF

SCHEDULE C

Funds Excluded from Acquired Fund List

DBX ETF Trust

Xtrackers MSCI All China Equity ETF

Xtrackers Risk Managed USD High Yield Strategy ETF